Exhibit (10.41)
    *** TEXT OMITTED AND FILED SEPARATELY, CONFIDENTIAL TREATMENT REQUESTED

Personal and Confidential

October 31, 2011

TO:                                  Laura Quatela
FROM:	Robert Berman, Chief Human Resources Officer and Senior Vice President, Eastman Kodak Company
SUBJECT:                      Special Performance Bonus Plan

 Dear Laura:

In recognition of your expanded responsibility in leading the strategic patent portfolio project (Project Komodo), I am pleased to inform you of your eligibility to participate in a one-time Individualized Special Performance Bonus Plan associated with the above project.   For purposes of this letter, “Kodak” refers to Eastman Kodak Company, and its related affiliates.

One-time Special Performance Bonus Plan

A.	In General

You will be eligible to participate in a one-time individualized special performance bonus plan (the “Bonus Plan”).  The purpose of the Bonus Plan is to incent you to achieve certain pre-established goals. Your target award under the plan will be $1,500,000.  This amount will also be the maximum award you may receive under the Bonus Plan, subject to the potential application of an early completion incentive as described in paragraph D below. The Executive Compensation and Development Committee of the Board (the “Committee”) retains the discretion to award alternative incentive compensation to you in the event that the goals under the Bonus Plan are not achieved, or the payout is determined to be insufficient in recognition of the performance, due to Kodak’s decision to pursue an alternative transaction(s) to Project Komodo, including, without limitation, one or more potential patent licensing transactions.

B.	Target Performance Goals

“Target performance goals” will be established for the Bonus Plan performance period and set forth in Appendix A to this Agreement.  To receive the $1,500,000 target award for the Bonus Plan, it will be necessary for you to achieve 100% of the established “target performance goals” before the end of the Bonus Plan performance period on *** (“Performance Period”). The “target performance goals” will be approved by the Committee. Kodak will provide you with a detailed description of the target performance goals within ninety (90) days of the signing of this agreement by both yourself and the Plan Administrator (as defined in Subsection G), which will mark the start of the performance period.

C.	Minimum Performance Goals

If you do not achieve the “target performance goals” for the performance period of the Bonus Plan, you may nevertheless receive a portion of the target award if you achieve “minimum performance goals” (as set forth in Appendix A to this Agreement) before the end of the Bonus Plan performance period on ***, subject to the potential application of a reduction for completion *** as described in paragraph D below. Separate “minimum performance goals” will be approved by the Committee and communicated to you by the Plan Administrator within ninety (90) days of the start of the performance period.  The exact amount of the award will be determined pursuant to the payment methodology set forth in Appendix A together with the minimum performance goals.

D.	Early Completion Incentive; Incentive Reduction for Completion in the ***

As an additional incentive for the early completion of the target or minimum performance goals, a 25% early completion incentive will be applied to the earned award payment if you achieve at least the minimum performance goals on or before ***. If however, the performance goals are achieved after ***, but on or before ***, there will be a reduction in the earned incentive of up to 25% as described in Appendix A.

E.	Continued Employment

Subject to paragraph F below, you will be eligible to receive either a full or partial award under the Bonus Plan unless prior to ***, you terminate your employment with Kodak or Kodak terminates your employment for “cause”, as defined in paragraph J below (referred to collectively as a “Disqualification Event”). In the case of a Disqualification Event, you will forfeit its entirety any award earned under the Bonus Plan. If a Disqualification Event occurs after an award under this Bonus Plan has been paid, you agree to repay the net amount of the award. The net amount will be based on the tax year in which you terminate employment with Kodak and will be calculated by Kodak.  You also agree, except as prohibited by law, that your obligations to repay Kodak under the terms of this letter may be satisfied by Kodak, at its option with or without prior notice to you, by its set-off against any amounts payable by Kodak to you, including compensation or benefits for or on account of any reason. Kodak will advise you of any set-off effected under this paragraph.  This paragraph shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which Kodak is at any time otherwise entitled (whether by operation of law, contract or otherwise).

F.	Termination on Account of Death or Disability

If prior to the closing of the transactions and certification by the Committee of  an earned award, and prior to the end of the Performance Period, Kodak terminates your employment on account of your death or “Disability,” as defined below, you will receive a pro-rated award.  The amount of the pro-rated award will be determined by multiplying the award you would have otherwise earned based on the achievement of the performance goals had you remained employed for the entire Performance Period by a fraction, the numerator of which is the number of days you were employed by Kodak during the Performance Period and the denominator of which is the total number of days in the Performance Period.

G.	Administration

Any award under the Bonus Plan will be administered by the Chief Human Resource Officer or comparable position (the “Administrator”) as delegated by the Committee in accordance with the terms of this letter agreement.  The Administrator will present the Bonus Plan results at the next regularly scheduled Committee meeting that follows the completion of the target or minimum performance goals as defined in Appendix A, or as soon thereafter as is administratively practicable. The Committee will determine whether you have achieved the performance goals and, if so, the amount of payment of the award that will be provided to you.  The Administrator, will have complete and exclusive responsibility to control, operate, manage and administer the Bonus Plan in accordance with its terms and all the authority that may be necessary or helpful to enable him/her to discharge his/her responsibilities with respect to the Bonus Plan.  Without limiting the generality of the preceding sentence, the Administrator will have the exclusive right to: interpret the Bonus Plan, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of the Bonus Plan. The Administrator will have full discretionary authority in all matters related to the discharge of his/her responsibilities and the exercise of his/her authority under the Bonus Plan.  The Committee will have approval of the construction of the terms of the Bonus Plan and the determination of eligibility for awards under the Bonus Plan.  It is the intent of both parties under the Bonus Plan, that the decisions of the Administrator and his/her action with respect to the Bonus Plan will be final and binding upon all persons having or claiming to have any right or interested under the plan and that no such decision or actions shall be modified upon judicial review unless such decision or actions is proven to be arbitrary or capricious.

H.	Payment

Payment of any award earned by you under the Bonus Plan will be made in Cash.  The Cash payment will be made, as soon as practicable following the approval by the Committee based on the financial results necessary to calculate the award and the completion of all transactions under Project Komodo as described in Appendix A. Kodak will withhold from the bonus payment all income, payroll, and employment taxes required by applicable law or regulation to be withheld.

I.	Benefits Bearing

The awards paid under the Bonus Plan will not be “benefits bearing.”  In other words, the amount will not be taken into account, or considered for any reason, for purposes of determining any company provided benefits or compensation to which you become eligible, including, by way of illustration and not by way of limitation, any pension or other retirement benefit.

J.	Cause For purposes of this letter, “Cause” will mean:

i.
your continued failure, for a period of at least 30 calendar days following a written warning, to perform your duties in a manner deemed satisfactory by your supervisor, in the exercise of his/her sole discretion; or

ii.	your failure to follow a lawful written directive of the Chief Executive Officer or your supervisor; or

iii.	your willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of Kodak's business; or

iv.	your unlawful possession, use or sale of narcotics or other controlled substances, or, performing job duties while illegally used controlled substances are present in your system; or

v.
any act of omission or commission by you in the scope of your employment (a) which results in the assessment of a civil or criminal penalty against you or Kodak, or (b) which in the reasonable judgment of your supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law; or

vi.	your conviction of or plea of guilty or no contest to any crime involving moral turpitude; or

vii.	any misrepresentation of a material fact to, or concealment of a material fact from, your supervisor or any other person in Kodak to whom you have a reporting relationship in any capacity; or

viii.	your breach of Kodak's Business Conduct Guide or the Eastman Kodak Company Executive Employee's Agreement.

K.	Disability For purposes of this letter, the term "Disability” means disability under the terms of the Kodak Long-Term Disability Plan.

Miscellaneous

You agree and acknowledge that this letter agreement contains the entire understanding between Kodak and yourself with respect to this Bonus Plan and supersedes all previous written or oral negotiations, commitments, and agreements with respect to such subject matter.

You are expected to devote your best efforts and all of your business time to the affairs of Kodak.  You may, however, engage in any charitable, civic and community activities, provided, however, such activity(ies) does (do) not materially interfere with your duties and responsibilities.

Please also keep in mind that, regardless of any provision contained in this letter to the contrary, your employment at Kodak is "at will".  That is, you will be free to terminate your employment at any time, for any reason, and Kodak is free to do the same.

You agree to keep the existence of this letter confidential except that you may review it with your financial advisor, attorney or spouse/partner and with me or my designee.

If any portion of this letter is deemed to be void or unenforceable by a court of competent jurisdiction, the remaining portions will remain in full force and effect to the maximum extent allowed by law.  The parties intend and desire that each portion of this letter be given the maximum possible effect by law.

To extent that the terms of this Agreement relate to a compensation or benefit plan, such terms are subject to the provisions of the applicable governing documents (such as plan documents, administrative guides and award notices), which are subject to change.

The arrangements described in this letter are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law, and this letter shall be interpreted and administered in accordance with such intention.  The parties agree that they will negotiate in good faith regarding amendments necessary to bring the arrangements into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service; provided, however, that Kodak may unilaterally amend this Agreement for purposes of compliance if, in it's sole discretion, Kodak determines that such amendment would not have a material adverse effect with respect to your rights under the Agreement.  The parties further agree that to the extent an arrangement described in this letter fails to qualify for exemption from or satisfy the requirements of Section 409A, the affected arrangement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service.  In such circumstances Kodak will administer the letter in a manner which adheres as closely as reasonably possible to the existing terms and intent of the letter while complying with Section 409A.  This paragraph does not restrict Kodak's rights (including, without limitation, the right to amend or terminate) with respect to arrangements described in this letter to the extent such rights are reserved under the terms of such arrangements.

This letter, and its interpretation and application, will be governed and controlled by the laws of the State of New York without giving effect to principles of conflicts of laws.

* * * * *

Please indicate your acceptance of the terms and conditions of this letter agreement by signing your name on the signature line provided and return the signed original of this letter directly to my attention, no later than November 3, 2011.

Please feel free to contact me if you have any questions.

Sincerely,

/s/ Robert L. Berman

Robert L. Berman

Attachments

cc:	Antonio M. Perez
Virginia M. Meredith
Patrick Sheller

Signature:	/s/ Laura G. Quatela	Date:	November 7, 2011
Laura G. Quatela

Eastman Kodak Company • 343 State Street • Rochester, NY 14650-0233 Phone: 585-724-7674 • Fax: 585-724-1655 • Email: robert.berman@kodak.com

October 31, 2011

Appendix A

Target and Minimum Performance Goals

The Company is exploring strategic options for the sale or other disposition of two of its patent portfolios relating to digital capture and Kodak Imaging Systems and Services (“KISS”) (the “IP Assets”) to one or more Buyers (Project Komodo).  You will lead Project Komodo which is expected to generate gross proceeds and other consideration in a range of $***to $***.

A.	Timing of Sale Transactions
In order for you to be eligible for the Special Incentive Bonus Plan under this Agreement, the Closing for all sale transactions under Project Komodo must be completed on or before *** (the “Performance Period”). If the Closing for all sale transactions under Project Komodo are completed on or before ***, you will be eligible for an Early Completion Incentive as described in paragraph D of this Agreement. If the sale transactions under Project Komodo are completed after ***, but prior to ***, you will be eligible for an earned award, but the award will be subject to the following reductions:

Transaction(s) Completion Date	Award Reduction Percentage
After ***, but on or before ***	10%
After ***, but before ***	25%

B.	Bonus Plan Performance Goals
Subject to your satisfaction of the terms of this Agreement, you will be eligible to receive a one-time bonus upon the Closing of all sale transactions under Project Komodo on or before the end of the Performance Period. The amount of the Special Incentive Bonus will depend on the Gross Proceeds received by Kodak for such sales transactions in accordance with the table below.

Performance Goals	Gross Proceeds	Special Bonus Incentive
Minimum Performance Goal	$***	$600,000
Target/Maximum Performance Goal	$***	$1,500,000
Performance between the Minimum Performance Goal and Target/Maximum Performance Goal will be calculated utilizing straight line interpolation.

To the extent that the consideration for any sale transaction under Project Komodo is not in the form of cash and the Company is unable to recognize a gain on such non-cash consideration within 12 months from the date of Closing of the applicable transaction, you will repay that portion of any award you received under this Bonus Plan that is attributable to such non-cash consideration.

C.	Definitions:

“Buyer” means one or more third parties not affiliated with Kodak that provide consideration to Kodak in connection with the purchase and sale of the IP Assets.

“Closing” means the consummation of the transactions contemplated by one or more Asset Sale Agreements.

 “Early Completion Incentive” means an earned award payment of 25% of the earned award, if at least the minimum performance goal is achieved on or before ***.